Exhibit 99.1

NEWS RELEASE

July 19, 2012

NCR announces strong second-quarter results

•	Operational results ahead of company expectations

•	Revenue growth of 11%, Orders up 19% compared to prior year period

•	Gross margin growth driven by significantly higher software revenues

•
GAAP diluted EPS from continuing operations of $0.41 compared to $0.28 in the prior year period; non-GAAP diluted EPS from continuing operations(2) of $0.65, an increase of 25% from the prior year period

•	Full year 2012 revenue and non-GAAP guidance reaffirmed

DULUTH, Georgia - NCR Corporation (NYSE: NCR) reported financial results today for the three months ended June 30, 2012. Reported revenue of $1.41 billion increased 11 percent from the second quarter of 2011. Second-quarter revenue includes a negative impact of 4 percent as a result of foreign currency translation.

NCR reported second-quarter income from continuing operations (attributable to NCR) of $67 million, or $0.41 per diluted share, compared to income from continuing operations (attributable to NCR) of $45 million, or $0.28 per diluted share, in the second quarter of 2011. Income from continuing operations in the second quarter of 2012 included $39 million ($28 million or $0.17 per diluted share, after-tax) of pension expense, $10 million ($6 million or $0.04 per diluted share, after tax) of acquisition related amortization of intangibles, $4 million ($3 million or $0.02 per diluted share, after tax) of acquisition related integration costs and a $4 million ($3 million or $0.01 per diluted share, after tax) impairment charge related to an investment. Income from continuing operations for the second quarter of 2011 included $53 million ($38 million or $0.23 per diluted share, after-tax) of pension expense and $1 million ($1 million or $0.01 per diluted share, after-tax) of acquisition related transaction costs. Excluding these items, non-GAAP income from continuing operations(2) in the second quarter of 2012 was $0.65 per diluted share compared to $0.52 in the prior year period.

On June 22, 2012, the company completed the disposition of certain assets of its Entertainment business to Redbox Automated Retail, LLC. The results and guidance included in this release give effect to the disposition.

“Solid financial results and strong order growth in the second quarter, led by our Financial Services and Hospitality businesses, leave us on firm ground to achieve our full year objectives,” said Bill Nuti, chairman and CEO of NCR. “U.S. regional banks continue to drive higher revenues as they embrace advanced customer service technologies and we are successfully capturing growth opportunities in key emerging markets as evidenced by order growth in Brazil during the second quarter. We have also continued to invest in innovation, most notably in our small and medium business offerings, with the recent introduction of NCR Silver. Our Hospitality vertical remains on track and we are actively strengthening our presence in key emerging markets such as Brazil. Looking ahead, we are focused on executing upon expanding global opportunities across our verticals while also further growing our software and services revenue and driving profitable growth.”
Second-Quarter 2012 Operating Segment Results(2)

As of January 1, 2012, the specialty retail business that was formerly part of the Hospitality and Specialty Retail segment is now included in the Retail Solutions segment, and the hospitality business that was formerly part of the Retail Solutions segment is now included in the Hospitality segment. As a result, the former Hospitality and Specialty Retail segment has been renamed Hospitality.

Financial Services

NCR's Financial Services segment generated second-quarter revenue of $783 million, an increase of 7% from the second quarter of 2011. The increase was driven primarily by growth in the Americas and Europe theaters. The second quarter year-over-year revenue comparison was negatively impacted by 5 percentage points of foreign currency translation.

Operating income for Financial Services was $85 million in the second quarter of 2012 as compared to $77 million in the second quarter of 2011. This increase was driven mainly by higher revenue and an improved mix of software revenue.

Retail Solutions

The Retail Solutions segment generated revenue of $409 million in the second quarter of 2012, a decrease of 9% from the second quarter of 2011. The decrease resulted from declines in the Americas and Europe theaters and the impact from the movement of specialty retail and hospitality accounts between the Retail Solutions segment and the Hospitality segment, as described above. The second quarter year-over-year revenue comparison was negatively impacted by 2 percentage points of foreign currency translation.

Operating income for Retail Solutions was $28 million in the second quarter of 2012 as compared to $19 million in the second quarter of 2011. The increase was driven by the favorable mix of revenue and the shift in accounts between the Retail Solutions and Hospitality segments, as described above.

Hospitality

The Hospitality segment generated revenue of $130 million in the second quarter of 2012, driven largely by product volumes and services revenue in the Americas theater.

Operating income for Hospitality was $21 million in the second quarter of 2012.

Emerging Industries

The Emerging Industries segment generated second quarter revenue of $87 million, a decrease of 5% from the second quarter of 2011. The decrease was driven primarily by a slight decline in the Americas theater. The second quarter year-over-year revenue comparison was negatively impacted by 3 percentage points of foreign currency translation.

Operating income for Emerging Industries was $20 million in the second quarter of 2012 and 2011.

Second-Quarter 2012 Business Highlights

In the second quarter of 2012, NCR continued the introduction and deployment of its self-service solutions across its core and emerging industries while continuing to expand its global services business. The following are NCR's second quarter business highlights.

In the Financial Services segment, NCR announced that Central Bank, which services Provo, Utah and the surrounding communities, will deploy 10 NCR SelfServTM ATMs to revamp its ATM network. The new ATMs include NCR's Scalable Deposit Module (SDM) technology, and replace older machines including some from a competing manufacturer. The NCR SelfServTM ATMs that Central Bank will deploy are designed to meet customer demands for fast, convenient service, with the SDM technology enabling consumers to make a deposit twice as fast when compared to a similar transaction at a regular ATM.

Transoft International, the leading provider of currency supply chain management solutions in cooperation with its global partner, NCR, announced that Turkish Economy Bank (TEB) chose Transoft's OptiCash currency management software for its ATM cash optimization. OptiCash is a comprehensive end-to-end currency management software solution that will be used to automate cash forecasting, cost balancing ordering, monitoring, expense tracking and other key functional areas.

NCR also recently introduced NCR Mobile Cash Withdrawal - a new software solution that allows consumers to initiate cash withdrawals from their banking accounts via a mobile device and complete those transactions at an ATM by scanning a 2D barcode. This technology can make ATM transactions faster and more secure by removing cards and PINs from the ATM usage process. In addition to this new technology, NCR has launched an expanded suite of digital signage, kiosk, and managed services tailored to address important needs of community banks and credit unions. The expanded product offering will provide institutions with the opportunity to increase their affinity with consumers by improving the security and availability of their self-service network and to use digital merchandising technologies in their branches to actively promote products and services.

In Retail Solutions, NCR launched NCR Silver this week, a simple and affordable cloud-based point-of-sale (POS) software platform that enables small business owners and entrepreneurs to take payments and manage their entire business with one POS solution. NCR Silver will address long-standing technology disadvantages faced by small businesses to allow them to better run their sales platform, connect with consumers and sell anywhere.

In Hospitality, NCR recently announced the completion of a series of strategic acquisitions in Brazil. The acquisitions should enable NCR to increase and strengthen its overall presence in Brazil where restaurant spending in forecasted to increase by a 9-10% annual growth rate according to Euromonitor. NCR acquired POS Integrated Solutions, a reseller of the NCR Aloha solution for restaurants and Wyse Sistemas de Informatica Ltda., a market leading provider of software solutions including the Colibri suite of hospitality software. NCR also acquired Radiant Distribution Solutions (RDS), an NCR Hospitality hardware distribution partner.

NCR entered into a new agreement with Carlson Restaurants to implement the NCR inventory and labor management solution in all of Carlson's domestic T.G.I. Friday's restaurants. The solution enables multiple back office maintenance efficiencies which should allow restaurant management to spend more time focusing on the service experience for guests. The solution is also designed to help reduce operational and food costs which should unlock capital for use in marketing initiatives and drive growth of the T.G.I. Friday's brand.

NCR also entered into an agreement with Krispy Kreme to implement the NCR Aloha restaurant technology solution in all of Krispy Kreme's U.S.-based corporate-owned sites and to make the solution available to Krispy Kreme franchisees. The solution should enable Krispy Kreme to manage mission critical daily operations at the local level and to leverage the power and freedom of having transactional data, systems configuration and management hosted in the cloud.

In addition, NCR recently launched NCR Customer Voice, a web-based customer loyalty, retention and referral tool that provides restaurant operators with an easy way to survey customers and automate the process for receiving customer feedback. The solution is also designed to provide a powerful low-cost, high-value marketing channel for restaurant operators through its integration with major social media channels including Facebook, LinkedIn and Twitter.

In Emerging Industries, NCR continued to advance its self-service technologies across its key verticals. In Travel, NCR recently showcased a number of products and services that offer a better and faster consumer service in the terminal and gate areas of airports. NCR Mobile Pass is a solution that converts a smartphone into a boarding pass and serves as an expansion of NCR's Mobile Suite, enabling passengers to manage their flight from booking and reservation, to check-in and boarding at the gate. Another product from NCR Travel, NCR Netkey Wayfinding, helps improve orientation in airports and helps passengers find gates, flight information, shops and special offers.

In the Telecom & Technology vertical, NCR achieved two new next-generation data center certifications from Cisco Systems in North America, in Unified Computing Technology and Advanced Data Center Architecture specializations. These designations recognize NCR as having fulfilled the training and program prerequisites to sell, deploy and support the Cisco Unified Computing System (UCS and Cisco Data Center Solutions and position NCR to assist customers in their next-generation data center transformations including data center fabric, virtualization and cloud computing.

During the second quarter NCR's global services business continued to expand its global footprint. NCR and Aruba Networks announced a global agreement that enables NCR to provide Aruba support services to Aruba resellers as part of its managed services agreements with its core customer segments, including service providers and telecommunications carriers. The agreement builds on NCR's existing Aruba ServiceEdge partner status, through which NCR provides Aruba deployment services, delivering a full range of wireless networking services to Aruba channel partners, ranging from planning and design to site surveys, installation, and moves, adds and changes.

In addition, NCR and Bank of New Zealand jointly won the highly coveted "Best ATM Installation and Management Project at the Asian Banker 2012 Technology Implementation Awards." This marks the third consecutive win for NCR and recognizes Bank of New Zealand's world-first deployment of NCR Predictive Services, a unique technology that anticipates ATM failures before they occur and proactively schedules maintenance to maximize uptime. The technology has reduced the downtime of Bank of New Zealand's ATM fleet by one-third and driven an extra 20,000 hours of ATM uptime across the institution's network.

Second-Quarter 2012 Financial Highlights

Income from operations was $101 million in the second quarter of 2012, which included $39 million of pension expense, $10 million of acquisition related amortization of intangibles, and $4 million of acquisition related integration costs. This compares to $62 million of income from operations in the second quarter of 2011, which included $53 million of pension expense and $1 million of acquisition related transaction costs. Excluding these items, non-GAAP income from operations(2) was $154 million in the second quarter of 2012 compared to $116 million in the second quarter of 2011.

Net cash provided by operating activities was $31 million during the second quarter of 2012 compared to $71 million in the year-ago period. Net capital expenditures of $37 million in the second quarter of 2012 increased slightly from $36 million in the second quarter of 2011. Free cash used (net cash from operations and discontinued operations, less capital expenditures for property, plant and equipment, and additions to capitalized software)(3) was $41 million in the second quarter of 2012, compared to zero in the second quarter of 2011. Both cash from operating activities and free cash used in the second quarter of 2012 were negatively impacted by additional pension contributions.

Discontinued operations resulted in $64 million of cash inflow in the second quarter of 2012 and $35 million of cash outflow in the second quarter of 2011. The change was primarily driven by the $100 million of proceeds from the sale of the company's Entertainment business.

NCR contributed approximately $52 million to its international, executive and U.S. qualified pension plans in the second quarter of 2012 compared to $24 million in the second quarter of 2011. The net funded status of the company's global pension plans was approximately $(1.3) billion as of December 31, 2011.

Other expense, net was $13 million in the second quarter of 2012 compared to other expense, net, of $2 million in the prior year period, mainly due to higher interest expense in the current period.

Income tax expense was $21 million in the second quarter of 2012 compared to income tax expense of $13 million in the second quarter of 2011.

NCR ended the second quarter of 2012 with $377 million in cash and cash equivalents compared to a balance of $414 million as of March 31, 2012. As of June 30, 2012, NCR had a total debt balance of $740 million compared to a total debt balance of $827 million as of March 31, 2012.

2012 Outlook

NCR expects full-year 2012 revenues to increase in the range of 11 to 13 percent on a constant currency basis compared with 2011.

NCR expects its full-year 2012 Income from Operations (GAAP) to be $362 million to $377 million, non-pension operating income (NPOI)(2) to be in the range of $570 to $585 million, GAAP diluted earnings per share to be $1.45 to $1.52 and non-GAAP diluted earnings per share(2) to be in the range of $2.40 to $2.47 per diluted share. The 2012 non-pension operating income (NPOI) and non-GAAP diluted EPS guidance excludes estimated pension expense of $165 million (approximately $119 million after-tax) compared with actual pension expense of $222 million ($155 million after-tax) in 2011 and amortization of intangibles from the Radiant acquisition of approximately $35 million ($24 million after tax). NCR expects approximately $40 million of Other Expense, net including interest expense in 2012 and its full-year 2012 effective income tax rate to be approximately 27 percent.

The company expects third quarter 2012 non-pension operating income (NPOI)(2) to be in the range of $140 million to $146 million, compared to $123 million in the third quarter of 2011, and third quarter 2012 income from operations to be in the range of $88 million to $94 million, compared to $28 million in the third quarter of 2011. We expect the third quarter 2012 tax rate to be approximately 30 percent.

The results and guidance included in this release give effect to the company's June 22, 2012 disposition of its Entertainment business.

	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual
Year-over-year revenue (constant currency)	11% - 13%	11% - 13%	9%
Income from Operations (GAAP)*	$362 - $377 million	$366 - $381 million	$212 million
Non-pension operating income(2)	$570 - $585 million	$570 - $585 million	$483 million
Diluted earnings per share (GAAP)**	$1.45 - $1.52	$1.48 - $1.55	$0.90
Diluted earnings per share excluding pension expense and special items (non-GAAP)(1)	$2.40 - $2.47	$2.40 - $2.47	$2.07

* Income from operations (GAAP): Current 2012 guidance updated from prior 2012 guidance to include $4 million of acquisition related integration costs incurred during the second quarter of 2012.

** Diluted earnings per share (GAAP): Current 2012 guidance updated from prior 2012 guidance to include $0.02 related to acquisition related integration costs and $0.01 related to an impairment charge of an investment

2012 Second Quarter Earnings Conference Call

A conference call is scheduled today at 4:30 p.m. (EST) to discuss the company's 2012 second quarter results and guidance for full-year 2012. Access to the conference call, as well as a replay of the call, is available on NCR's Web site at http://investor.ncr.com/. NCR's web site (www.ncr.com) contains a significant amount of information about NCR, including financial and other information for investors (http://investor.ncr.com.). NCR encourages investors to visit its web site from time to time, as information is updated and new information is posted.

About NCR Corporation

NCR Corporation (NYSE: NCR) is a global technology company leading how the world connects, interacts and transacts with business. NCR's assisted- and self-service solutions and comprehensive support services address the needs of retail, financial, travel, hospitality, entertainment, gaming and public sector organizations in more than 100 countries.  NCR (www.ncr.com) is headquartered in Duluth, Georgia.

# # #

NCR is a trademark of NCR Corporation in the United States and other countries.

News Media Contact
Lou Casale
NCR Corporation
212.589.8415
lou.casale@ncr.com

Investor Contact
Gavin Bell
NCR Corporation
212.589.8468
gavin.bell@ncr.com

Note to investors - This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “seek,” "potential,” “expect,” “strive,” “continue,” “continuously,” “accelerate,” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could”. They include statements as to NCR's outlook for the remainder of 2012; NCR's anticipated or expected results; NCR's guidance on its anticipated future financial performance; projections of revenue, profit growth and other financial items; discussion of strategic initiatives and related actions; comments about future market or industry performance or behaviors, including how NCR's products and services may be used and the benefits they might create or provide; and beliefs, expectations, intentions, and strategies, among other things. Forward-looking statements are based on management's current beliefs, expectations and assumptions, and involve a number of known and unknown risks and uncertainties, many of which are out of NCR's control.

Forward-looking statements are not guarantees of future performance, and there are a number of factors, risks and uncertainties that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements. In addition to the factors discussed in this release, these other factors, risks and uncertainties include those relating to: domestic and global economic and credit conditions, including the ongoing sovereign debt conditions in Europe, which could impact the ability of our customers to make capital expenditures, purchase our products and pay accounts receivable, and drive further consolidation in the financial services sector and reduce our customer base; the financial covenants in our secured credit facility and their impact on our financial and business operations; our indebtedness and the impact that it may have on our financial and operating activities and our ability to incur additional debt; the adequacy of our future cash flows to service our indebtedness; the variable interest rates borne by our indebtedness and the effects of changes in those rates; shifts in market demands, continued competitive factors and pricing pressures and their impact on our ability to improve gross margins and profitability, especially in our more mature offerings; manufacturing disruptions affecting product quality or delivery times; the effect of currency translation; our ability to achieve targeted cost reductions; short product cycles, rapidly changing technologies and maintaining a competitive leadership position with respect to our solution offerings; tax rates; ability to execute our business and reengineering plans; turnover of workforce and the ability to attract and retain skilled employees, especially in light of continued cost-control measures being taken by the company; availability and successful exploitation of new acquisition and alliance opportunities; our ability to sell higher-margin software and services in addition to our hardware; the timely development, production or acquisition and market acceptance of new and existing products and services (such as self-service technologies), including our ability to accelerate market acceptance of new products and services; changes in Generally Accepted Accounting Principles (GAAP) and the resulting impact, if any, on the company's accounting policies; continued efforts to establish and maintain best-in-class internal information technology and control systems; market volatility and the funded status of our pension plans; the success of our pension strategy; compliance with requirements relating to data privacy and protection; expected benefits related to acquisitions and alliances, including the acquisition of Radiant Systems, Inc., not materializing as expected; and other factors detailed from time to time in the company's U.S. Securities and Exchange Commission reports and the company's annual reports to stockholders. The company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP) to Non-GAAP Measures

	Q2 2012 Actual	Q2 2011 Actual	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (GAAP)	$0.41	$0.28	$1.45 - $1.52	$1.48 - $1.55	$0.90
Pension expense	(0.17)	(0.23)	(0.74)	(0.74)	(0.96)
Impairment charge	(0.01)	—	(0.02)	(0.01)	—
Acquisition related transaction costs	—	(0.01)	—	—	(0.14)
Acquisition related severance costs	—	—	—	—	(0.03)
Acquisition related amortization of intangibles	(0.04)	—	(0.15)	(0.15)	(0.05)
Acquisition related integration costs	(0.02)	—	(0.04)	(0.02)	—
Legal settlements and charges	—	—	—	—	0.01
Diluted Earnings Per Share from Continuing Operations (attributable to NCR) (non-GAAP) (2)	$0.65	$0.52	$2.40 - $2.47	$2.40 - $2.47	$2.07

Reconciliation of Income from Operations (GAAP) to Non-GAAP Measure (in millions)

	Q2 2012 Actual	Q2 2011 Actual	Current 2012 Guidance	Prior 2012 Guidance	2011 Actual	Q3 2012 Guidance	Q3 2011 Actual
Income from Operations (GAAP)	$101	$62	$362 - $377	$366 - $381	$212	$88 - $94	$28
Pension expense	39	53	165	165	222	43	62
Acquisition related transaction costs	—	1	—	—	30	—	24
Acquisition related severance costs	—	—	—	—	7	—	6
Acquisition related amortization of intangibles	10	—	35	35	12	9	3
Acquisition related integration costs	4	—	8	4	—	—	—
Legal settlements and charges	—	—	—	—	—	—	—
Non-pension Operating Income (non-GAAP) (2)	$154	$116	$570 - $585	$570 - $585	$483	$140 - $146	$123

Free Cash Flow

	For the Periods Ended June 30
	Three Months		Six Months
	2012	2011	2012	2011
Net cash provided by operating activities (GAAP)	$31	$71	$120	$120
Less capital expenditures for:
Property, plant and equipment	(18)	(21)	(31)	(32)
Capitalized software	(19)	(15)	(37)	(29)
Total capital expenditures, net	(37)	(36)	(68)	(61)
Net cash used in discontinued operations	(35)	(35)	(44)	(55)
Free cash flow (non-GAAP)(3)	$(41)	$—	$8	$4

Note - For the three and six months ended June 30, 2012, net cash used in discontinued operations excludes cash provided by investing activities of $99 million and $98 million, respectively.

(1) While NCR reports its results in accordance with Generally Accepted Accounting Principles in the United States, or GAAP, it believes that certain non-GAAP measures provide additional useful information regarding NCR's financial results. NCR's management evaluates the company's results excluding certain items, such as pension expense, to assess the financial performance of the company and believes this information is useful for investors because it provides a more complete understanding of NCR's underlying operational performance, as well as consistency and comparability with NCR's past reports of financial results. In addition, management uses certain of these measures to manage and determine effectiveness of its business managers and as a basis for incentive compensation. NCR management's calculation of these non-GAAP measures may differ from similarly-titled measures reported by other companies and cannot, therefore, be compared with similarly-titled measures of other companies. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(2) The segment results included in this release and Schedule B hereto and the non-GAAP income from operations (i.e. non-pension operating income) and non-GAAP earnings per share discussed in this earnings release, exclude the impact of pension expense and certain special items. Due to the significant change in its pension expense from year to year and the non-operational nature of pension expense and these special items, including amortization of acquisition related intangibles, NCR's management uses non-pension operating income and non-GAAP earnings per share to evaluate year-over-year operating performance. NCR may, in addition, segregate special items from its GAAP results from time to time to reflect the ongoing earnings per share performance of the company. NCR also uses non-pension operating income and non-GAAP earnings per share to manage and determine the effectiveness of its business managers and as a basis for incentive compensation. NCR determines non-pension operating income based on its GAAP income (loss) from operations excluding pension expense and special items. These non-GAAP measures should not be considered as substitutes for or superior to results determined in accordance with GAAP.

(3) Free cash flow does not have a uniform definition under GAAP and, therefore, NCR's definition may differ from other companies' definitions of this measure. NCR defines free cash flow as net cash provided by/used in operating activities and cash flow provided by/used in discontinued operations less capital expenditures for property, plant and equipment, and additions to capitalized software. NCR's management uses free cash flow to assess the financial performance of the company and believes it is useful for investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures which can be used for, among other things, investment in the company's existing businesses, strategic acquisitions, strengthening the company's balance sheet, repurchase of company stock and repayment of the company's debt obligations. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure should not be considered a substitute for or superior to cash flows from operating activities determined in accordance with GAAP.

(4) The results and and guidance included in this release give effect to the company's June 22, 2012 disposition of its Entertainment business.

Schedule A
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in millions, except per share amounts)

	For the Periods Ended June 30
	Three Months		Six Months
	2012	2011	2012	2011
Revenue
Products	$706	$612	$1,276	$1,070
Services	703	660	1,377	1,260
Total Revenue	1,409	1,272	2,653	2,330
Cost of products	533	479	979	838
Cost of services	519	514	1,019	994
Total gross margin	357	279	655	498
% of Revenue	25.3%	21.9%	24.7%	21.4%
Selling, general and administrative expenses	203	176	402	335
Research and development expenses	53	41	103	81
Income from operations	101	62	150	82
% of Revenue	7.2%	4.9%	5.7%	3.5%
Interest expense	(8)	(1)	(17)	(1)
Other (expense) income, net	(5)	(1)	(7)	5
Total other (expense) income, net	(13)	(2)	(24)	4
Income before income taxes and discontinued operations	88	60	126	86
% of Revenue	6.2%	4.7%	4.7%	3.7%
Income tax expense	21	13	20	19
Income from continuing operations	67	47	106	67
Income (loss) from discontinued operations, net of tax	13	(12)	4	(18)
Net Income	80	35	110	49
Net income attributable to noncontrolling interests	—	2	1	3
Net income attributable to NCR	$80	$33	$109	$46
Amounts attributable to NCR common stockholders:
Income from continuing operations	$67	$45	$105	$64
Income (loss) from discontinued operations, net of tax	13	(12)	4	(18)
Net income	$80	$33	$109	$46
Net income per share attributable to NCR common stockholders:
Net income per common share from continuing operations
Basic	$0.42	$0.29	$0.66	$0.40
Diluted	$0.41	$0.28	$0.64	$0.40
Net income per common share
Basic	$0.50	$0.21	$0.69	$0.29
Diluted	$0.49	$0.21	$0.67	$0.29
Weighted average common shares outstanding
Basic	159.0	157.8	158.6	158.5
Diluted	163.9	160.7	163.1	161.2

Schedule B
NCR CORPORATION
CONSOLIDATED REVENUE AND OPERATING INCOME SUMMARY
(Unaudited)
(in millions)

	For the Periods Ended June 30
	Three Months			Six Months
	2012	2011	% Change	2012	2011	% Change
Revenue by segment
Financial Services	$783	$729	7%	$1,477	$1,321	12%
Retail Solutions	409	451	(9)%	756	831	(9)%
Hospitality	130	—	—%	243	—	—%
Emerging Industries	87	92	(5)%	177	178	(1)%
Total Revenue	$1,409	$1,272	11%	$2,653	$2,330	14%
Operating income by segment
Financial Services	$85	$77		$141	$124
% of Revenue	10.9%	10.6%		9.5%	9.4%
Retail Solutions	28	19		30	27
% of Revenue	6.8%	4.2%		4.0%	3.2%
Hospitality	21	—		40	—
% of Revenue	16.2%	—%		16.5%	—%
Emerging Industries	20	20		44	36
% of Revenue	23.0%	21.7%		24.9%	20.2%
Subtotal-segment operating income	$154	$116		$255	$187
% of Revenue	10.9%	9.1%		9.6%	8.0%
Pension Expense	39	53		78	104
Other adjustments (1)	14	1		27	1
Total income from operations	$101	$62		$150	$82

(1)
Other adjustments for the three months ended June 30, 2012 include $4 million of acquisition related integration costs and $10 million of acquisition related amortization of intangible assets and for the three months ended June 30, 2011 include $1 million of acquisition related transaction costs. Other adjustments for the six months ended June 30, 2012 include $8 million of acquisition related integration costs and $19 million of acquisition related amortization of intangible assets and for the six months ended June 30, 2011 include $1 million of acquisition related transaction costs.

Schedule C
NCR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(in millions, except per share amounts)

	June 30, 2012	March 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$377	$414	$398
Accounts receivable, net	1,078	1,065	1,032
Inventories, net	798	802	768
Assets held for sale	—	61	72
Other current assets	359	336	311
Total current assets	2,612	2,678	2,581
Property, plant and equipment, net	297	298	301
Goodwill	937	918	913
Intangibles	297	302	310
Prepaid pension cost	358	355	339
Deferred income taxes	710	715	714
Other assets	412	424	433
Total assets	$5,623	$5,690	$5,591
Liabilities and stockholders’ equity
Current liabilities
Short-term borrowings	$39	$18	$1
Accounts payable	559	582	525
Payroll and benefits liabilities	183	164	221
Deferred service revenue and customer deposits	470	503	418
Other current liabilities	394	406	400
Total current liabilities	1,645	1,673	1,565
Long-term debt	701	809	852
Pension and indemnity plan liabilities	1,625	1,667	1,662
Postretirement and postemployment benefits liabilities	257	256	256
Income tax accruals	143	128	148
Environmental liabilities	197	208	220
Other liabilities	59	56	53
Total liabilities	4,627	4,797	4,756
Redeemable noncontrolling interests	14	15	15
Stockholders' equity
NCR stockholders' equity:
Preferred stock: par value $0.01 per share, 100.0 shares authorized, no shares issued and outstanding at June 30, 2012, March 31, 2012, and December 31, 2011, respectively	—	—	—
Common stock: par value $0.01 per share, 500.0 shares authorized, 159.1, 158.7, and 157.6 shares issued and outstanding at June 30, 2012, March 31, 2012, and December 31, 2011 respectively	2	2	2
Paid-in capital	316	300	287
Retained earnings	2,097	2,017	1,988
Accumulated other comprehensive loss	(1,468)	(1,475)	(1,492)
Total NCR stockholders' equity	947	844	785
Noncontrolling interests in subsidiaries	35	34	35
Total stockholders' equity	982	878	820
Total liabilities and stockholders' equity	$5,623	$5,690	$5,591

Schedule D
NCR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in millions)

	For the Periods Ended June 30
	Three Months		Six Months
	2012	2011	2012	2011
Operating activities
Net income	$80	$35	$110	$49
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	(13)	12	(4)	18
Depreciation and amortization	40	29	81	58
Stock-based compensation expense	11	8	22	15
Excess tax benefit from stock-based compensation	—	—	—	(1)
Deferred income taxes	2	(4)	8	(4)
Gain on sale of property, plant and equipment	(6)	(1)	(7)	(3)
Impairment of long-lived and other assets	4	—	7	—
Changes in assets and liabilities:
Receivables	(14)	(39)	(47)	(56)
Inventories	(6)	(20)	(40)	(70)
Current payables and accrued expenses	13	38	(4)	49
Deferred service revenue and customer deposits	(35)	(28)	50	34
Pension and indemnity plan	(12)	21	4	54
Other assets and liabilities	(33)	20	(60)	(23)
Net cash provided by operating activities	31	71	120	120
Investing activities
Expenditures for property, plant and equipment	(18)	(21)	(31)	(32)
Proceeds from sales of property, plant and equipment	8	—	8	2
Additions to capitalized software	(19)	(15)	(37)	(29)
Business acquisition, net	(25)	—	(25)	—
Other investing activities, net	10	—	8	—
Net cash used in investing activities	(44)	(36)	(77)	(59)
Financing activities
Purchase of Company common stock	—	(35)	—	(70)
Tax withholding payments on behalf of employees	—	—	(9)	—
Excess tax benefit from stock-based compensation	—	—	—	1
Proceeds from short term borrowings	2	—	2	—
Payments on revolving credit facility	(240)	—	(305)	—
Borrowings on revolving credit facility	150	—	190	—
Proceeds from employee stock plans	6	7	13	13
Net cash used in financing activities	(82)	(28)	(109)	(56)
Cash flows from discontinued operations
Net cash used in operating activities	(35)	(14)	(44)	(20)
Net cash provided by (used in) investing activities	99	(21)	98	(35)
Net cash provided by (used in) discontinued operations	64	(35)	54	(55)
Effect of exchange rate changes on cash and cash equivalents	(6)	5	(9)	11
Decrease in cash and cash equivalents	(37)	(23)	(21)	(39)
Cash and cash equivalents at beginning of period	414	480	398	496
Cash and cash equivalents at end of period	$377	$457	$377	$457